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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  *

Name of Issuer:  Boston Acoustics, Inc.

Title of Class of Securities: Common Stock

CUSIP Number: 100S34106

     (Date of Event Which Requires Filing of this Statement)

                      September 13, 2000**

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/ Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

__________________
** Certain persons reporting on this Schedule 13G did not become obligated to file on Schedule 13G until a later date.



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CUSIP Number: 100S34106

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Kimelman & Baird, LLC

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:



7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          312,400

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          312,400

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares









                                2



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11. Percent of Class Represented by Amount in Row (9)

          6.4%

12. Type of Reporting Person

          IA, CO














































                                3



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CUSIP Number: 100S34106

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Daeg Capital Management, LLC

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          278,600

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          278,600

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          278,600

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares









                                4



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11. Percent of Class Represented by Amount in Row (9)

          5.7%

12. Type of Reporting Person

          IA, CO














































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CUSIP Number: 100S34106

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Daeg Partners, L.P.

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          278,600

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          278,600

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          278,600

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares









                                6



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11. Percent of Class Represented by Amount in Row (9)

          5.7%

12. Type of Reporting Person

          PN














































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CUSIP Number: 100S34106

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Sheila Baird

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          1,000

6.  Shared Voting Power:

          278,600

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          591,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          591,000

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares









                                8



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11. Percent of Class Represented by Amount in Row (9)

          12.0%

12. Type of Reporting Person

          IN














































                                9



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CUSIP Number: 100S34106

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Michael Kimelman

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          278,600

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          591,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          591,000

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares









                               10



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11. Percent of Class Represented by Amount in Row (9)

          12.0%

12. Type of Reporting Person

          IN














































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CUSIP Number: 100S34106

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Scott Kimelman

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          278,600

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          278,600

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          278,600

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares









                               12



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11. Percent of Class Represented by Amount in Row (9)

          5.7%

12. Type of Reporting Person

          IN














































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Item 1(a) Name of Issuer:  Boston Acoustics, Inc.

      (b) Address of Issuer's Principal Executive Offices:

          300 Jubilee Drive
          Peabody, MA 01960

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Kimelman & Baird, LLC
          100 Park Avenue
          New York, New York  10017

          Delaware LLC

          Daeg Capital Management, LLC
          100 Park Avenue
          New York, NY  10017

          Delaware LLC

          Daeg Partners, LP
          100 Park Avenue
          New York, NY 10017

          Delaware LP

          Sheila Baird
          100 Park Avenue
          New York, NY  10017

          U.S.A.

          Michael Kimelman
          100 Park Avenue
          New York, NY  10017

          U.S.A.

          Scott Kimelman
          100 Park Avenue
          New York, NY  10017

          U.S.A.

    (d)   Title of Class of Securities:  Common Stock

    (e)   CUSIP Number: 100S34106




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Item 3.  If this statement is filed pursuant to Rule 13d-1(b)(1)
or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act,

    (d)  / / Investment Company registered under Section 8 of the
             Investment Company Act,

    (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
             Security Act of 1974 or Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.

         (a) Amount Beneficially Owned: 312,400 shares owned by Kimelman & Baird, LLC; 278,600 shares owned by Daeg Capital Management, LLC; 278,600 shares owned by Daeg Partners, L.P.; 591,000 shares owned by Sheila Baird; 591,000 shares owned by Michael Kimelman; 278,600 shares owned by Scott Kimelman

         (b) Percent of Class:  6.4% by Kimelman & Baird, LLC;
             5.7% by Daeg Capital Management, LLC; 5.7% by Daeg
             Partners, L.P.; 12% by Sheila Baird; 12% by Michael
             Kimelman; 5.7% by Scott Kimelman




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         (c) Kimelman & Baird, LLC - 0 shares with shared power
             to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 312,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Daeg Capital Management, LLC - 278,600 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 278,600 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Daeg Partners, L.P. - 278,600 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 278,600 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Sheila Baird - 278,600 shares with shared power to vote or to direct the vote; 1,000 shares with sole power to vote or to direct the vote; 591,000 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Michael Kimelman - 278,600 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 591,000 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Scott Kimelman - 278,600 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 278,600 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following / /.





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Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the Parent
         Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 10, 2001
-------------------
    Date
                           KIMELMAN & BAIRD, LLC


                               /s/ Sheila Baird
                           By:-------------------------
                                   Sheila Baird
                                   Member

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the


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control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    Daeg Capital Management, LLC

    By:  Sheila Baird

    /s/  Sheila Baird
    -----------------------
         Sheila Baird


    July 10, 2001


    Daeg Partners, L.P.

    By:  Daeg Capital Management, LLC
         General Partner

    /s/  Sheila Baird
    -----------------------
         Sheila Baird


    July 10, 2001


    /s/  Sheila Baird
    -----------------------
         Sheila Baird


    July 10, 2001


    /s/  Michael Kimelman
    -----------------------
         Michael Kimelman


    July 10, 2001





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    /s/  Scott Kimelman
    -----------------------
         Scott Kimelman


    July 10, 2001















































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02962001.AA0